EXHIBIT 10.9


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                              CONSIGNMENT AGREEMENT

                                     Between

                           KELLSTROM INDUSTRIES, INC.

                                       and

                               KAV INVENTORY, LLC



                                December 1, 2000


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                              CONSIGNMENT AGREEMENT


         This Consignment Agreement (this "Agreement") is entered into as of December 1, 2000 (the "Effective Date") between KAV Inventory, LLC, a Delaware limited liability company (the "Consignor") and Kellstrom Industries, Inc., a Delaware corporation (the "Consignee").

                                    RECITALS

         Consignee is engaged in the redistribution of aircraft engines, aircraft parts and aircraft engine parts through sale, lease and exchange transactions. Contemporaneous with the execution of this Agreement, Consignor is purchasing the inventory being consigned hereunder pursuant to that certain Inventory Purchase Agreement (the "Inventory Purchase Agreement") entered into as of September 20, 2000 among Consignor, Aviation Sales Company, a Delaware corporation ("AVS") and Aviation Sales Distribution Services Company, a Delaware corporation ("AVSD"). In connection therewith, Consignor desires to engage Consignee to act as its agent, and Consignee desires to serve as Consignor's agent, in connection with the sale of such inventory on the terms and subject to the conditions contained in this Agreement.

                               TERMS OF AGREEMENT


         In consideration of the mutual agreements, covenants and promises hereinafter contained, the Parties hereto agree as follows:

                                    SECTION 1

         Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms "herein," "hereof" and "hereunder" and other words of similar import shall refer to this Agreement as a whole (including, without limitation, all Exhibits and Schedules attached to this Agreement) and not to any particular Section or other subdivision, and references to Sections and Schedules refer to Sections and Schedules of this Agreement unless otherwise indicated. The following terms have the following meanings for purposes of this Agreement and such meanings shall be equally applicable to both the singular and plural forms of the terms defined herein:

         "Agent" means Bank of America, N.A., as agent for the Lenders under the Loan Agreement, and any successor thereto.


         "Agreed Upon Standard" means the standard of care set forth in Section 15.

         "Airframe" means an aircraft without the engines but including the QEC Parts and APU.

         "Approved Vendor" has the meaning given such term in Section 5(e).

         "APU" means an auxiliary power unit.

         "AVS Companies" means AVS, its Subsidiaries, successors and assigns.

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         "Bankruptcy Code" means Chapter 11 of the United States Bankruptcy
Code, 11 U.S.C.ss. 101 et seq., as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

         "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in Miami, Florida.

         "Confirmed Inventory" means (i) all Verified Parts, and (ii) all Non-Verified Parts that Consignee's records generated after the Effective Date reflect as having been in the possession or control of Consignee on or after the Effective Date.

         "Cooperation Agreement" means the Cooperation Agreement of even date herewith among Consignee, AVS and AVSD.

         "Designated Location" means (i) each location specified under the heading "Designated Location" on Schedule I, (ii) subject to any restrictions or requirements contained in the Loan Agreement, each other location that Consignor hereafter consents upon written request of Consignee to designate as a Designated Location (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed given should Consignor not respond within three (3) Business Days after receipt of written request from Consignee), and
(iii) with respect to a Part that is sent to an Approved Vendor, the location of such Approved Vendor for the duration of such Part's presence at such Approved Vendor.

         "Duplicate Parts" means aircraft or engine parts which exist in the KAV Inventory and the Kellstrom Inventory which are identical in part number and condition (serviceable, unserviceable, overhauled or new).

         "Exchange Fee" means the price (including, without limitation, any late fees) charged by the Consignee to a third party in connection with an exchange transaction (but excluding any amount charged to the third party for repairing the part exchanged by such third party).

         "Event of Default" has the meaning given such term in Section 14.

         "Event of Loss" means with respect to any Part following transfer thereof to the Consignee hereunder and prior to any sale thereof to a third party or return thereof to the Consignor, (i) in the case of any Confirmed Inventory, any loss of such property or use thereof due to theft, disappearance, destruction or damage beyond economic repair, (ii) in the case of any KAV Inventory other than Confirmed Inventory, any loss of such property or use thereof due to theft, disappearance, destruction or damage beyond economic repair to the extent that payment is made on account of a claim therefor under the Property Insurance, (iii) any damage to such property which results in an insurance settlement with respect to such property under the Property Insurance on the basis of a total loss or a compromised or constructive total loss, (iv) the condemnation, confiscation, appropriation or seizure of or requisition of title to such property or the use of such property by or on authority of any government or governmental authority to the extent that such loss is a covered loss under the provisions of the Property Insurance, or compensation is paid by any government or governmental authority, or (v) ten (10) days following receipt by Consignee of written notice from the Consignor or the Agent of the removal


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of such property to any location other than a Designated Location (other than in connection with a sale, lease or exchange transaction) (a "Prohibited Relocation").

         "Fair Market Value" means with respect to any Part, the amount equal to the arithmetic mean of the prices in United States dollars at which parts of the same type and quality as, or of a type and quality similar to or reasonably interchangeable with the Part, shall have been invoiced for sale by the Consignee, in arm's length transactions to purchasers who are not affiliated with, do not control or are not controlled by, or under common control with, the Consignee during the period commencing three (3) months prior to the sale and ending on the date of the sale (or such longer period as may be necessary to have at least three relevant transactions within the relevant period); and, if no such invoiced prices are available for a Part, the applicable fair market value shall be the price established by the mutual agreement of Consignor and Consignee, or in the absence of an agreement, the price determined to be the fair market value of such Part by a mutually acceptable third-party appraiser.

         "Federal Aviation Act" means those chapters of Title 49 of the United States Code known as the United States Federal Aviation Act of 1958, as amended, and all regulations, rulings, interpretations and guidelines published thereunder and from time to time in effect.

         "FAA" means the Federal Aviation Administration of the United States and its successors.

         "Gross Sales Price" means, the total invoice price in the case of the sale of any Parts, the Lease Fee in the case of the lease of any Parts, and the Exchange Fee in the case of the exchange of any Parts, in each such case, minus the sum of (a) any insurance, freight, shipping or handling charges charged to a customer; (b) any Sales Taxes; (c) any customs and duties applicable to such sales; and (d) any rebates, discounts or allowances.

         "Insured Value" means with respect to any Part, an amount equal to the Consignor's cost with respect to such Part, at the time in question (which aggregate Insured Value may decrease as Parts are sold or otherwise disposed of as permitted herein).

         "Inventory Purchase Agreement" has the meaning given to such term in the Recitals hereto.

         "KAV Inventory" means all of the Parts consigned by the Consignor to the Consignee pursuant to this Agreement.

         "KAV Payables" means all amounts payable by the Consignor hereunder other than (a) any Consignee Commission, (b) any Reimbursable Expenses, (c) any amounts payable for purchases of Parts by the Consignor pursuant to Section 7(d), and (d) any amounts payable to the Consignee pursuant to Section 9(e).

         "Kellstrom Inventory" means the inventory of aircraft engines, aircraft parts and aircraft engine parts owned by Consignee and its Subsidiaries from time to time.


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         "Labor Costs" means the cost of any third-party labor charges paid by the Consignee which are incurred in the repair, maintenance, overhaul, refurbishment, certification or modification of any Part in accordance with the terms of this Agreement.

         "Lease Fee" means the rent (including, without limitation, any late fees) charged by the Consignee to a third party in connection with a lease transaction (but excluding any amount charged to the third party for repairing the part leased to such third party) (provided, however, if the rent payable in connection with any lease transaction is due less frequently than monthly, then the Lease Fee shall mean the effective monthly rental charged by the Consignee to the lessee thereunder).

         "Leasing" or "lease" means the lease or leasing of inventory to the extent not prohibited by the Loan Agreement or as otherwise consented to by the Agent, it being acknowledged that the Loan Agreement currently provides that neither the Consignor nor the Consignee may, without the prior consent of the
Agent: (a) lease any Parts contained in the KAV Inventory other than engines,
(b) lease engines contained in the KAV Inventory for a duration exceeding three
(3) months, or (c) lease engines contained in the KAV Inventory if the number of engines subject to leases at any one time exceeds twenty-five percent (25%) of the aggregate number of engines contained in the KAV Inventory at such time.

         "Lender" means each Person that makes one or more loans to the Consignor under the Loan Agreement.

         "Loan Agreement" means that certain Loan and Security Agreement of even date herewith among the Consignor, the Agent, and the Lenders party thereto, as amended from time to time, and any loan agreement entered into by Consignor in connection with any refinancing of the loan contemplated thereby.

         "Loss Value" means, with respect to any Part suffering an Event of Loss, the amount equal to the arithmetic mean of the prices in United States dollars at which parts of the same type and quality as, or of a type and quality similar to or reasonably interchangeable with, the Part suffering the Event of Loss (if any) shall have been invoiced for sale by the Consignee, in arms length transactions to purchasers who are not affiliated with, do not control or are not controlled by, or under common control with, the Consignee during the period commencing three (3) months prior to the discovery of such Event of Loss and ending on the date of the discovery of such Event of Loss (or such longer period as may be necessary to have at least three relevant transactions within the relevant period); and, if no such invoiced prices are available for a Part, the applicable Loss Value shall be the price established by the mutual agreement of Consignor and Consignee, or in the absence of an agreement, the price determined to be the fair market value of such Part by a mutually acceptable third-party appraiser.

         "Material Costs" means the cost charged to Consignee by a third-party maintenance provider in accordance with the terms of this Agreement for any material used in the repair, maintenance, overhaul, refurbishment, certification or modification of any Part.


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         "Net Sales Price" means with respect to any Part or Parts sold, leased or exchanged by the Consignee, the Gross Sales Price therefor minus the unreimbursed Reimbursable Expenses with respect to such Part or Parts upon such sale, lease or exchange.

         "Net Sales Revenue" with respect to the sale, exchange or lease of any Part means the Net Sales Price less applicable Consignee Commission.

         "Non-Reimbursable Expenses" means all costs and expenses incurred by the Consignee which are not Reimbursable Expenses, including, without limitation, all Consignee employee salaries, overhead and costs and expenses incurred by Consignee in connection with (i) supervision by Consignee employees of the repair, maintenance, overhaul, refurbishment, certification or modification of any Parts, (ii) sale, lease or exchange of Parts, (iii) Parts tracking and accountability, (iv) Parts warehousing, (v) liability insurance on Parts, (vi) extensions of credit for sales, (vii) except as otherwise set forth herein, shipping of sold, leased or exchanged Parts, unless such costs have been previously approved by the Consignor (which approval shall not be unreasonably withheld or delayed), (viii) provision of the Reports, (ix) records review and records tracing, (x) payment to the Consignor of amounts owed to it under this Agreement on a monthly basis, (xi) provision of marketing guidance, and (xii) other responsibilities as contained in this Agreement, including without limitation, the Consignee's obligation to pay certain taxes.

         "Non-Verified Parts" means all Parts other than Verified Parts.

         "Orderly Liquidation Value" has the meaning given such term in the Loan Agreement.

         "Part" means each aircraft engine, each aircraft part and each aircraft engine part, component, or other item of property, and the Records therefor, purchased by the Consignor under the Inventory Purchase Agreement and held by the Consignee hereunder in accordance with the terms hereof, including any aircraft engine, aircraft part or aircraft engine part, component or other item of property that is installed in or attached or affixed to any Part in connection with its repair, maintenance, overhaul, modification, refurbishment, certification or otherwise, in each case, for so long as such Part shall remain unsold and subject to this Agreement; provided, however, that (i) any such Part, component or other item of property sold by the Consignee pursuant to this Agreement, but entitled to be returned by the purchaser thereof to the Consignee shall, upon such return to such Consignee as provided herein, automatically and without further act be deemed to constitute a Part hereunder, (ii) any Part returned to the Consignor as provided in Section 5(l) shall upon such return or other disposition automatically and without further act cease to be a Part, and
(iii) any part received by Consignee in an exchange transaction pursuant to
Section 7(f).

         "Payment Date" has the meaning given such term in Section 7(c).

         "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, governmental body, instrumentality or agency or other entity.

         "Property Insurance" has the meaning given such term in Section 9.


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         "Property Taxes" means all property, excise, inventory and/or use taxes assessed with respect to the Parts.

         "QEC Parts" means the Parts which make up a Quick Engine Change Kit.

         "Quick Engine Change Kit" means those Parts which allow an engine to be connected to an aircraft.

         "Records" means documentation and other records relating to the maintenance, repair, traceability and/or life limited status of the Parts, and any other documentation required to be maintained with respect to the Parts by the Federal Aviation Act and standard industry practices.

         "Reimbursable Expenses" means with respect to any Part, all (i) Labor Costs, (ii) Material Costs, (iii) any insurance, freight, shipping and handling charges which are not charged to customers (including, without limitation, any such charges incurred in connection with the shipment of a Part to or return of a Part from an Approved Vendor), which in the case of internal costs of Consignee must be either (A) associated with preparation for shipment and upon terms no less favorable than could have been obtained from a third party, or (B) in any other case, approved by Consignor in writing, (iv) amounts assumed or paid by the Consignee on account of Existing Repair Orders (as defined at Section 5(e)), and (v) reasonable and competitive in-house engine and airframe disassembly costs incurred by the Consignee with respect to such Part and not charged to the purchaser, lessee or exchange recipient of such Part.

         "Reports" means the reports listed on Schedule II, and any other reports required by the Loan Agreement.

         "Sales Taxes" means any and all sales, use, stamp, value-added, transfer, recording or other similar taxes and any transfer or other similar charges incurred or assessed in respect of a sale, lease or exchange of a Part.

         "Senior Credit Facility" means that certain credit facility made available to Consignor pursuant to the Loan Agreement.

         "Sample Price" means with respect to any Part (in a serviceable or overhauled condition) the sample price for such Part in the applicable condition as determined pursuant to Section 4(a) hereof.

         "Shrinkage Amount" means shrinkage after the Effective Date of the Non-Verified Parts included in the Confirmed Inventory of up to $750,000.

         "Subsidiary" means any Person in which a party hereto or any Subsidiary of a party hereto (i) directly or indirectly owns (beneficially or of record) or has the power to vote fifty percent (50%) or more of the outstanding voting stock or other equity interests, or (ii) otherwise controls the management or operation.

         "Term" means the period commencing on the Effective Date and ending on the Termination Date.


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         "Termination Date" has the meaning given such term in Section 13(b).

         "Termination Event" has the meaning given such term in Section 13(a).

         "Verified Parts" means those parts listed on Schedule III and verified pursuant to the physical inventory completed in accordance with Section 2(c).

                                    SECTION 2

         Appointment and Acceptance of Agency.

         (a) Subject to the terms and conditions hereof, the Consignor hereby appoints the Consignee as its agent for the Term and grants Consignee the exclusive right to market the Parts through sale, lease and exchange transactions in accordance with the terms and conditions hereof. The Consignee hereby accepts the above appointment and agrees to market the Parts through sale, lease and exchange transactions for the Consignor in accordance with the Agreed Upon Standard. In this regard, the Consignee will acknowledge receipt of the Verified Parts upon completion of the physical inventory contemplated in
Section 2(c) below. The Consignee agrees to hold the Parts subject to the terms and conditions of this Agreement.

         (b) Notwithstanding any provision of this Agreement to the contrary, the Consignee acknowledges and agrees that the Consignee shall not sell, exchange, lease or otherwise transfer any Parts to the Consignee or any Subsidiary of the Consignee without the prior written consent of the Consignor, which consent will not be unreasonably withheld or delayed.

         (c) Consignee and Consignor shall jointly within sixty (60) days after the Effective Date complete an inventory of the Verified Parts to verify the physical existence of the Verified Parts. Additionally, Consignee and Consignor during such period shall jointly establish a "Sample Price" for the sale of Verified Parts in accordance with Section 4(a). Consignee and Consignor agree to provide adequate and knowledgeable personnel to complete such inventory within the time frame established. Until such time as any Verified Part is inventoried and a Sample Price established for such Verified Part, Consignee may sell such Verified Part based on Consignee's reasonable determination of then current fair market value. Consignee will be responsible for any Event of Loss of the Confirmed Inventory, provided, however, that Consignee shall not be responsible for losses to the Non-Verified Parts included in the Confirmed Inventory until the aggregate Loss Value of such losses exceeds the Shrinkage Amount.

         (d) Additionally, sales of Parts by the Consignee will be on an individual item or lot basis and on such terms and conditions and at such prices as the Consignee in good faith deems appropriate based on the Consignee's reasonable determination of then current fair market value of the Parts; provided, that, for any calendar quarter, if the aggregate Gross Sales Price for all Verified Parts sold by Consignee during such quarter is less than 90% of the aggregate applicable Sample Prices for such Verified Parts, then Consignor shall have the right, exercisable by written notice to Consignee, to require Consignee to receive the prior consent of Consignor to sell any Verified Part for less than 90% of the then applicable Sample Price ("Sale Consent"). In the event Consignee seeks the consent of Consignor (which consent shall not be unreasonably withheld or delayed), it shall request the consent of Consignor on any Business Day by speaking


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by telephone or in person with each of Benito Quevedo and Michael Brant (or if either of them shall leave the employ of AVS, the then current Managers of Consignor designated by AVS), or either one of them that the Company can reach, at the telephone numbers set forth in Schedule IV and simultaneously confirming such request by e-mail to each such person at the e-mail addresses set forth on
Schedule IV. In the event that none of the foregoing representatives of Consignor respond to such request within four (4) hours after such e-mail is sent, such request for consent shall be deemed granted. In the event that the foregoing representatives of Consignor shall respond to any such request either approving or disapproving a proposed sale transaction, it shall thereafter confirm its response by return e-mail to the sender of the e-mail request. The obligation of Consignee to obtain the consent of Consignor with respect to the sale of Verified Parts shall terminate automatically upon the results of a succeeding quarter reflecting an aggregate Gross Sales Price for Verified Parts sold in such quarter greater than or equal to 90% of the aggregate Sample Prices for such Verified Parts. Such obligation of Consignee to obtain the consent of Consignor may be reinstated upon a subsequent calendar quarter reflecting that the aggregate Gross Sales Price for all Verified Parts sold by Consignee during such quarter is less than 90% of the aggregate applicable Sample Prices for such Verified Parts upon written notice from Consignor as provided above.

         (e) It is the intent of the Consignee to sell each Part in "AS-IS", "WHERE-IS" condition without any representations or warranties, express or implied, except (i) a warranty of good title, and (ii) such representations and warranties as the Consignee may customarily provide in respect of any repair, maintenance, overhaul, modification, refurbishment or other work (including, without limitation, any re-tagging) done on such Part, including, without limitation, any assignable warranties of the manufacturers of such Part or of any Person that has overhauled or maintained such Part; provided that the Consignee shall not make or purport to make on behalf of the Consignor any such representation or warranty.

                                    SECTION 3

         Representations and Warranties.


         (a) The Consignor hereby represents and warrants to the Consignee that:

                  (i) the Consignor is a Delaware limited liability company duly organized and existing in good standing under the laws of the State of Delaware and has the power and authority to perform its obligations under this Agreement;

                  (ii) each Part is free and clear of all liens, security interests or other encumbrances, except as explicitly permitted by Section 11(a) hereof;

                  (iii) this Agreement has been duly executed and delivered by the Consignor and, assuming the due authorization, execution and delivery by the Consignee and that the Consignee has full power, authority and legal right to enter into this Agreement, as of the Effective Date, this Agreement constitutes the legal, valid, binding and enforceable obligation of the Consignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles


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                  of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).


         (b) The Consignee hereby represents and warrants to the Consignor that:

                  (i) the Consignee is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the corporate power and authority to perform its obligations under this Agreement;

                  (ii) the Parts will on the Effective Date be free and clear of all liens, security interests or other encumbrances arising by or through the Consignee or any of its agents (other than liens of repair shops while Parts are undergoing repair, overhaul, modification, and maintenance or pursuant to Section 11(d) hereof);

                  (iii) this Agreement has been duly executed and delivered by the Consignee and, assuming the due authorization, execution and delivery by the Consignor and that the Consignor has full power, authority and legal right to enter into this Agreement, as of the Effective Date, this Agreement constitutes the legal, valid, binding and enforceable obligation of the Consignee, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

                  (iv) the chief executive office (as such term is used in Article 9 of the Uniform Commercial Code) of the Consignee is located in Sunrise, Florida and each location where any Parts will initially be kept and maintained by the Consignee is a Designated Location.

                                    SECTION 4

         Sample Sales Price.


         (a) Within sixty (60) days after the Effective Date, the Consignor and the Consignee shall jointly agree in writing as to the Sample Price for each Verified Part (in each case, the applicable "Sample Price"). Consignor and Consignee agree to provide adequate and knowledgeable personnel (with the necessary experience and expertise) to establish the Sample Prices within the established time frame.

         (b) Consignor and Consignee shall meet (the "Review Meeting") on the last Business Day of each month (or such other day of each month as agreed by the parties) during the first three months after the Effective Date (or such longer period as the parties agree) and quarterly thereafter to review Consignee's standard and ongoing business practices and procedures for the storage, marketing, repair, overhaul, refurbishment, sale, lease, exchange and modification of Parts and, in the case of any Parts that the Consignee has determined are non-saleable due to obsolescence, a condition beyond economic repair or for other reasons, the sale or other disposition of such Parts as scrap. At each Review Meeting the parties will also review the Reports. At any time, the Consignor may object to Consignee's standard practices and


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procedures by giving the Consignee written notice of such objection. The
Consignee will meet with the Consignor to discuss and consider such objections, promptly following its receipt of such notice.

                                    SECTION 5

         Certain Responsibilities of the Consignee.


         (a) ALL PARTS AND RECORDS DELIVERED TO THE CONSIGNEE HEREUNDER AND HELD BY THE CONSIGNEE PURSUANT TO THIS AGREEMENT SHALL BE HELD BY THE CONSIGNEE AS A BAILEE-FOR-HIRE, SUBJECT TO THE TERMS AND CONDITIONS HEREOF, AND THE CONSIGNOR SHALL AT ALL TIMES RETAIN TITLE TO ALL PARTS AND RECORDS WHEREVER LOCATED (UNLESS AND UNTIL TITLE TO ANY PART SHALL PASS FROM THE CONSIGNOR TO THE CONSIGNEE AS PROVIDED IN SECTION 10(a)).

         (b) Without limiting any other provision of this Agreement, the Consignee shall exercise its commercially reasonable efforts to comply with the Agreed Upon Standard in the disassembly, storage, warehousing (including providing appropriate climate control), security, maintenance, shipment, transportation, insurance, packing or other handling of the Parts and Records.

         (c) Without the prior written consent of the Consignor, the Consignee shall not, except as otherwise expressly provided herein, locate or maintain any Part at any location other than a Designated Location or transfer any Part to any Person (other than in a sale, lease or exchange transaction contemplated hereunder). The Consignee shall give the Consignor ten (10) days prior written notice of any change in the location where the Records are located or any records of the Consignee relating to any Parts are regularly maintained.

         (d) The Consignee shall act on the Agreed Upon Standard to sell, lease or exchange the Parts, including, without limitation, by listing the Parts for sale with computerized on-line services in use within the aviation industry, such as the Inventory Locator Service.

         (e) The Consignee will use its commercially reasonable efforts to identify Parts for repair, overhaul, refurbishment or modification to enhance the marketability, salability, leasability or exchangeability of the Parts. The Consignee will maintain a list of its approved vendors (the "Approved Vendors"), which Approved Vendors have been and hereafter will be approved by the Consignee according to an approval process consistent with its quality manual then in effect. Any Part identified for repair under this Section 5(e) will only be sent to Approved Vendors. The Approved Vendor listing will be made available to Consignor at Consignor's request. The Consignee will repair, overhaul, refurbish or modify, or cause to be repaired, overhauled, refurbished or modified, each Part which it elects to repair, overhaul, refurbish or modify hereunder in accordance with this Agreement and with all FAA rules, regulations and standards then applicable.

         Subject to any of the AVS Companies being an Approved Vendor, any repairs, overhauls, refurbishments or modifications of a Part for which the AVS Companies have the capability to repair, overhaul, refurbish and/or modify under applicable FAA regulations will be sent to the


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appropriate AVS Company for such repair, overhaul, refurbishment or modification in accordance with the terms and conditions of the Cooperation Agreement.

         Consignee acknowledges that certain of the AVS Companies are, as of the Effective Date, Approved Vendors (the "Approved AVS Vendors"), and agrees that Consignee will not remove any AVS Approved Vendor from Consignee's list of Approved Vendors after the Effective Date unless such AVS Approved Vendor fails to meet the Consignee's quality control or other requirements as in effect from time to time which are applicable to repair vendors generally. Further, other AVS Companies may become Approved Vendors upon the satisfaction of Consignee's quality control requirements which are applicable to repair vendors generally.

         The Consignor and the Consignee acknowledge that, in connection with the acquisition of the Parts by the Consignor, the Consignee has agreed to assume the payment of certain outstanding liabilities relating to Parts which were sent out for repair, refurbishment, overhaul or modification prior to and as of the Effective Date and which will not be returned until after the Effective Date (the "Existing Repair Orders"). In this regard, the Consignor and the Consignee agree that (i) the amounts so assumed and paid by the Consignee on account of Existing Repair Orders shall become Reimbursable Expenses incurred by the Consignee for purposes of this Agreement, and (ii) the Consignee shall be entitled to obtain reimbursement of such Reimbursable Expenses upon the sale of any such Part or termination of this Agreement in accordance with the terms of this Agreement.

         (f) The Consignee shall issue an invoice for each sale or exchange by it of any Parts hereunder in accordance with its customary practices.

         (g) The Consignee shall (1) collect from the purchaser, lessee or exchange recipient thereof any and all Sales Taxes, (2) pay all Sales Taxes to the taxing authorities entitled thereto, (3) file any and all tax returns in respect of the Sales Taxes in accordance with applicable law, and (4) maintain records of the foregoing in accordance with all applicable laws and consistent with its customary business practices. The Consignee shall as reasonably requested by Consignor provide the Consignor with copies of all receipts, returns and other records which the Consignee creates and/or receives under this
Section 5(g).

         (h) The Consignee shall physically inspect each Part returned by a purchaser thereof to the Consignee and shall verify the serial number thereof (or, if such Part shall have been delivered by the Consignor to the Consignee hereunder without a serial number, the Consignee shall otherwise identify to its reasonable satisfaction the property returned as such Part). No Part shall be accepted for return by the Consignee other than under circumstances customarily accepted by the Consignee with respect to the part owned and sold by the Consignee out of the Kellstrom Inventory.

         (i) The Consignee shall provide warehousing and storage facilities for the Parts delivered to the Consignee (including the Records therefor) consistent with the facilities used by Consignee for the warehousing and storage of the Kellstrom Inventory. The Consignee shall locate and store such Parts (including the Records therefor) as shall from time to time be in the possession of the Consignee and shall segregate by pallet position the Parts and identify the Parts as the Consignor's property with prominent signage and appropriate computer coding unless and until sold and shipped to a purchaser or returned to, or otherwise disposed of at the direction of the Consignor, pursuant to Section 5(l). The Consignee will maintain the security of all Parts (including the Records) in accordance with the Agreed Upon Standard.

         (j) The Consignee shall maintain accurate and complete records for all Verified Parts and shall continue to maintain records for all Non-Verified Parts based upon the records provided to Consignee by the Consignor (and not by an inventory) including, without limitation, inventory records, and maintenance and repair records, and update the Records in connection with the repair or overhaul of Parts hereunder in accordance with all applicable FAA rules, regulations and standards and with the Agreed Upon Standard. The Consignee shall (i) maintain all licenses and permits as may be required by the FAA or other regulatory authority to perform the undertakings contemplated by this Agreement, and (ii) use only third-party maintenance providers that it reasonably believes to have all licenses and permits necessary to perform the repairs for which the Consignee has contracted with such maintenance providers.

         (k) As soon as practicable after the Effective Date and during the Term of this Agreement, Consignee shall provide to Consignor complete and correct copies of such records and Reports in computer readable form reasonably acceptable to Consignor and consistent with industry standards.

         (l) On any Termination Date arising from (i) a Termination Event described in Section 13(a)(i), (1) the agency of the Consignee hereunder shall cease; (2) the Consignor shall have the right to enter the premises of the Consignee, or any Designated Location or any other location where any Part may then be located, and repossess any such Part (and related Records) then subject to this Agreement; and (3) the Consignee shall continue to hold and make available to the Consignor for repossession all Parts (and related Records) then in the possession and control of the Consignee in accordance with and subject to the terms and conditions of this Agreement until such Parts have been so repossessed but in no event longer than three (3) calendar months after the end of the Term; (ii) a Termination Event described in Section 13(a)(iv), (1) the agency of the Consignee hereunder shall cease; (2) the Agent shall have the right to enter the premises of the Consignee, or any Designated Location or any other location where any Part may then be located, and repossess any such Part (and related Records) then subject to this Agreement; and (3) the Consignee shall continue to hold and make available to the Agent for repossession all Parts (and related Records) then in the possession and control of the Consignee in accordance with and subject to the terms and conditions of this Agreement until such Parts have been so repossessed, but in no event longer than three (3) calendar months after the end of the Term; or (iii) any other Termination Event, or to the extent that the Consignor and/or the Agent have not exercised their right to enter the premises as described in clauses (i) and (ii) above, (1) the agency of the Consignee hereunder shall cease; (2) the Consignee shall continue to hold all Parts (and related Records) then in the possession and control of the Consignee in accordance with and subject to the terms and conditions of this Agreement for a period of up to three (3) calendar months after the end of the Term; (3) during such three-month period, the Consignee shall return to the Consignor, or at the Consignor's request dispose of, the Parts remaining subject to this Agreement as of the date on which the Term shall end (together with all Records and any and all records of the Consignee relating to such Parts described in Section 5(j)) in such manner and at such locations in the United States of America as the Consignor shall direct from time to time; and (4) prior to the end of such three-month period, the

Consignee and the Consignor shall conduct a final accounting of all proceeds payable pursuant hereto. Notwithstanding the foregoing, the Consignor and Consignee may mutually elect to extend the Term and the agency hereunder with respect to any Part and, if so extended, all of the provisions of this Agreement will continue with respect to such Part until it is sold and the rights and provisions of Section 7 are satisfied hereunder. From and after any Termination Date, all reasonable and documented out-of-pocket, third-party costs incurred in connection with the return, disposal or other disposition of any Parts, Records or other records pursuant to this Section 5(l) shall be paid by the Consignor, including shipping costs and such costs and expenses as are directly allocable to relocation or disposal of the Parts.

         Upon the sale, disposal or return of all Parts to the Consignor pursuant to this Section 5(l), the Consignor shall promptly pay to the Consignee all Reimbursable Expenses for which the Consignee has not received reimbursement from the Consignor under Section 7 hereof. For the avoidance of doubt, it is hereby agreed that the Consignor shall have no responsibility for, and the Consignee shall have no right to reimbursement with respect to, Non-Reimbursable Expenses.

         (m) The Consignee shall not take title to any Part in any jurisdiction other than Florida, Oklahoma and Texas or other Designated Location in which a sale would be exempt from Sales Tax without either: (i) obtaining the Consignor's written consent, or (ii) providing a certificate of resale or analogous document for such jurisdiction, in form and substance reasonably satisfactory to the Consignor.

         (n) On a quarterly basis, the Consignee shall furnish to the Consignor, for its approval, a list of Parts that the Consignee has determined to be ready for breakdown for scrap or are non-saleable due to obsolescence or being beyond economic repair (other than as a result of an Event of Loss) or for other reasons and, to the extent that the Consignor consents (which consent shall not be unreasonably withheld or delayed), such Parts shall be sold or otherwise disposed of for scrap.

                                    SECTION 6

         Certain Responsibilities of Consignor.

         (a) The Consignor shall (i) reimburse Consignee for any and all Property Taxes required to be paid to any taxing authorities on or in connection with the KAV Inventory, (ii) file any and all tax returns in respect of Property Taxes in accordance with applicable law, and (iii) maintain records of the foregoing in accordance with all applicable laws and prudent business practice. The Consignor shall, as reasonably requested by Consignee, provide the Consignee with copies of all receipts, returns and other records which the Consignor creates and/or receives under this Section 6(a).

                                    SECTION 7

         Commissions and Payments.


         (a) The Consignee shall be entitled to payment from the Consignor of a commission in accordance with the terms of this Agreement for any and all Parts sold, exchanged or leased (the "Consignee Commission"). The Consignee shall pay to the Consignor an amount equal to the Net Sales Revenue (until payment in full of all amounts outstanding under the Loan Agreement and the termination of commitments to extend credit thereunder, without deduction or set off for any amounts which are or may be due the Consignee hereunder or otherwise, other than the Consignee Commission) by wire transfer of immediately available funds to one or more bank accounts designated from time to time by the Consignor by written notice to the Consignee. Until payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Consignee's obligation to pay the Net Sales Revenue and all rights of the Consignor therein and thereto, shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever.

         (b) The Net Sales Price for each Part sold, exchanged or leased by the Consignee hereunder shall be distributed as follows:

             (i) initially, eighty percent (80%) of the Net Sales Price to Consignor and twenty percent (20%) of the Net Sales Price (the "Initial Sales Commission Rate") to Consignee (as its Consignee Commission), until such time as Consignor shall have paid all amounts outstanding under (A) the Loan Agreement, together with all accrued interest thereon and all other amounts due thereunder, in full, and (B) the KAV Senior Subordinated Note A and the KAV Senior Subordinated Note - B (each as defined in the Inventory Purchase Agreement), together with all accrued interest thereon and all amounts due thereon in full; and

             (ii) Thereafter, sixty-five percent (65%) of the Net Sales Price to Consignor and thirty-five (35%) of the Net Sales Price (the "Second Sales Commission Rate") to Consignee (as its Consignee Commission).

         (c) Consignee shall be responsible for all invoicing procedures and accounts receivable collections for the sale, exchange or lease of the Parts. The Consignor's distributive share of such Net Sales Price shall be remitted monthly to Consignor no later than the fifteenth (15th) day of the month following the month in which, (a) in the case of sales, the Part is shipped, (b) in the case of leases, the date that is thirty (30) days after the date on which the Part is shipped, and each successive monthly anniversary thereof (for a number of months equal to the duration of the respective lease), and (c) in the case of exchanges, the date the exchanged Part is shipped to the customer (each such date being referred to herein as a "Payment Date"), whether or not Consignee has been paid for such Part by the purchaser, lessee or exchange recipient thereof.

         (d) No later than the relevant Payment Date, the Consignor will pay to the Consignee (without deduction or set off for any amounts which are or may be due the Consignor hereunder or otherwise): (i) any amounts previously remitted to the Consignor for any Parts sold by the

Consignee and returned by the purchaser thereof in accordance with the terms of the sale during the calendar month to which such Payment Date relates, (ii) any amounts incurred by Consignee in connection with the Property Insurance provided at Section 9(a)(i), and (iii) other amounts due to Consignee under this Agreement.

         (e) Notwithstanding any other provision of this Agreement to the contrary, if at any time any Part is sold by Consignee to Consignor or Consignee, or any Subsidiary of the Consignor or Consignee, the Part so sold shall be deemed to have been sold by the Consignee for a Net Sales Price equal to the Fair Market Value of such Part. The Consignor shall make payments to the Consignee in respect of any Part deemed sold to the Consignor pursuant to this
Section 7(e) in the amount and manner specified in Section 7(a).

         (f) The Consignee may enter into exchange transactions with third-party customers. Upon an exchange of a Part for another part or parts, title to the Part being exchanged shall pass to the Consignee pursuant to Section 10(a) hereof and title to the part or parts received by the Consignee shall automatically pass to the Consignor (and the Consignee shall provide all documentation the Consignor may reasonably request to evidence such title passage) and thereafter each such part shall be considered a "Part" for all purposes of this Agreement. The Consignee shall repair and overhaul each such Part so received so that it is in the same as or better condition than the Part so exchanged and no portion of the cost thereof shall be deemed a Reimbursable Expense hereunder. Each such part so received shall have attributed to it the amount of the Reimbursable Expenses allocable to the Part exchanged by the Consignee. If the Consignee receives an Exchange Fee in addition to another part, then such Exchange Fee shall be treated as Net Sales Price to be allocated and distributed pursuant to Section 7(a) and 7(b) hereof. If the Consignee scraps any part received in an exchange and treats the same as a sale of the exchanged Part to the exchange customer, such sale shall be treated as a sale of such Part hereunder and the proceeds of such sale shall be allocated pursuant to
Section 7(a) hereof.

                                    SECTION 8

         Review and Reporting.

         Consignee recognizes the obligations of the Consignor to maintain active control of the KAV Inventory.

         (a) On every Payment Date, the Consignee shall provide to the Consignor and the Agent the report described in Item 1 of Schedule II hereto relating to the month immediately preceding such Payment Date. The Consignee shall use its commercially reasonable best efforts to provide to the Consignor and the Agent all other Reports by the twentieth (20th) day of the month, but in no event later than the earlier of (i) three (3) Business Days before the applicable Review Meeting, or (ii) the last day of the month. Consignor, and until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Agent, shall have the right to inspect KAV Inventory from time to time, upon prior written notice, during Consignee's normal business hours, such inspections to be arranged so as not to interfere with the operations of Consignee, but with respect to the Consignor in no event more than four (4) times per calendar year (unless there shall have occurred an Event of Default).

         (b) The Consignee agrees to use its commercially reasonable best efforts to provide the Consignor with on-line computer access to the following information relating to the KAV Inventory: (i) the repair, maintenance, overhaul, refurbishment or modification of any Parts, (ii) sales, leases and exchanges of any KAV Inventory, and (iii) returns of any Parts. If Consignee is unable to provide Consignor using commercially reasonable efforts on-line access to such information, the Consignee shall upon request of Consignor provide Consignor with daily or weekly batch reports setting forth such information.

         (c) The Consignee will periodically review with Consignor its standard operating procedures for the disassembly, repair, maintenance, overhaul, refurbishment and modification of Parts, any proposed modifications or amendments thereto and the status of the sales, leases and exchanges of KAV Inventory and the Kellstrom Inventory that are determined to be Duplicate Parts, taking into account any customer preference (which such preference may be evidenced by a notation on the applicable purchase order), to ensure that the aggregate Duplicate Parts sales, lease and exchange revenue from the Kellstrom Inventory and the KAV Inventory are managed such that the aggregate sales, lease and exchange revenue on account of sales, leases and exchanges of Duplicate Parts during any calendar quarter is substantially equal, subject to any requirements relating to any other consignment inventories managed by the Consignee as of the Effective Date of this Agreement. If the aggregate sales, lease and exchange revenue of the KAV Inventory and the Kellstrom Inventory during any calendar quarter is not substantially equal, the Consignee shall in the next ensuing calendar quarter manage the sales, lease and exchange process by emphasizing sales, leases and exchanges from the deficient party's inventory on an ongoing basis to obtain and maintain the substantially equal revenue status from Duplicate Parts. For purposes of this section, the sales, lease and exchange revenue arising from the sales, lease and exchange of Kellstrom Inventory and KAV Inventory shall mean the Gross Sales Price of such inventory.

         (d) The Consignor shall review the Reports and, no later than ten (10) Business Days after receiving each Report, notify the Consignee of any objections to the Reports thereto in writing including, without limitation, the Consignee's failure to abide by Section 15 hereof for the preceding reporting period, specifying in reasonable detail the grounds for such objection, (the "Objection"). The Consignee shall no later than five (5) Business Days after receipt by it of any Objection, by written notice to the Consignor, accept or reject such Objection, specifying in reasonable detail the grounds for any rejection thereof. If the Consignee accepts any Objection, the net amounts payable to the Consignor hereunder in respect of the reporting period shall be adjusted giving effect to such Objection, and the Consignee shall promptly pay the Consignor such additional amounts as shall be required to be paid the Consignor as a result of such adjustments. If the Consignee rejects any Objection, the parties will meet within five (5) Business Days after the Consignee notifies the Consignor of such rejection to discuss any such Objection.

         If the parties fail to reach agreement on an Objection at such meeting, or at any mutually agreed postponements and adjournments thereof, the Consignor may at its option, by written notice to the Consignee, either (i) withdraw such Objection (in which case no adjustments in respect of such withdrawn objections shall be made to such report), or (ii) pursue the Objection by requiring the Reports delivered during the preceding monthly or quarterly reporting period to be examined and verified by the Independent Accountants (as defined in the Inventory Purchase

Agreement) which shall review and resolve the Objection. The Consignor and the Consignee shall cooperate fully with such accountants and shall provide such accountants (if reasonably necessary to address the Objection) such records, invoices, accounts, documents and other information relating to this Agreement and the Parts as such accountants shall request in connection with their examination and verification of such Reports. The Consignee shall provide such accountants all information related to the KAV Inventory reasonably necessary to allow accountants to verify, if applicable to the Objection, the following with respect to the most recent quarterly period: (A) the frequency of sales, leases and exchanges of Parts meeting the Agreed Upon Standard; (B) that the Labor Costs and Material Costs assessed as Reimbursable Expenses are (i) accurately reflected in the Reports, and (ii) if such Labor Costs and Material Costs were incurred by an AVS Company or the Consignee or a Subsidiary of Consignee, that they are equal to or less than the prices charged to independent third parties for similar work; (C) the repaired Parts are selling, leasing or exchanging for prices that reflect the added value of the Reimbursable Expenses incurred with respect to such repairs and rebuilds; (D) the data in the invoices covering the most recent quarterly period is accurately reflected in the applicable Reports; and (E) the sales prices, Lease Fees and Exchange Fees of Parts have been charged on the Agreed Upon Standard when compared with sales, leases and exchanges of similar parts sold, leased or exchanged by the Consignee during the most recent quarterly period (or, in the absence of sales, leases or exchanges of similar parts sold, leased or exchanged in such three (3) month period, a price determined by an appraiser acceptable to both Consignor and Consignee). The criteria set forth in the foregoing clauses (A) through (E) are hereinafter referred to as the "Accounting Criteria". The accountants shall review the Accounting Criteria taking into account the Consignee's commercially reasonable business discretion, operational parameters and contract commitments. The resolution of the Objection and the amounts so calculated by such accountants shall be accepted by the Consignee and the Consignor as final and conclusive for the purpose of determining all amounts payable hereunder in respect of all Parts sold, leased or exchanged or deemed sold, leased or exchanged during the reporting period subject to the Objection. The Consignee and the Consignor agree that they shall, within five (5) Business Days following receipt by the Consignee and the Consignor of the final report by such independent accounts, make such payments, if any, as shall be required to be made by the Consignee or the Consignor, as the case may be, as a result of such final report.

         (e) If, as a result of the examination and verification by any such independent accountants of any Report, the Consignee shall be required to pay the Consignor an amount in excess of 5% of the amount originally payable by the Consignee to the Consignor in respect of the period covered by such Report, all such fees and expenses shall be paid solely by the Consignee. If, the results of the examination and verification by any such independent accountants of any report reflect that the amount paid by Consignee to Consignor was accurate, or was inaccurate by 5% or less of the amount originally payable by the Consignee to the Consignor in respect of the period covered by such report, all such fees and expenses shall be paid solely by AVS.

         (f) In addition to any examination and verification provided for in
Section 8(d) herein, on or prior to each anniversary of the Effective Date, the Consignee, at the Consignor's prior written request and cost, shall permit the Consignor or the Agent to jointly verify any of the Accounting Criteria specified by the Consignor with respect to the Parts during the preceding twelve months, using the same standard of evaluation specified in Section 8(d) hereof. The

Consignor and the Consignee shall cooperate fully with the Consignor and the Agent, and the Consignee shall provide the Consignor and the Agent on demand with such records, invoices, accounts, documents and other information relating to this Agreement and the Parts as they shall request in connection with their examination. Any unreconciled differences between the Confirmed Inventory and the inventory of Confirmed Inventory conducted by the Consignor and the Agent shall be treated as Events of Loss hereunder.

         (g) The Consignor and the Consignee hereby agree that all Reports and all other information provided by and relating to this Agreement, the Parts or any of the transactions contemplated hereby shall be treated as confidential, shall be used solely for the purpose of performing their respective obligations hereunder and shall not be disclosed to any third party, except to prospective and permitted transferees of the Consignor or the Consignee, or the Consignor's or the Consignee's or the aforementioned transferee's counsel, accountants, lenders, the Agent, Lenders, insurance brokers or other agents who agree to keep such information confidential or the extent required to be disclosed by judicial, regulatory or administrative process in connection with any action, suit, proceeding or claim or otherwise by applicable law.

                                    SECTION 9

         Insurance and Events of Loss.


         (a) The Consignee shall keep in full force and effect for the term of this Agreement, and any extensions hereto, the following insurance coverages with insurers used by Kellstrom or other insurers of recognized reputation and responsibility:

             (i) All risk property, including in-transit insurance with respect to the Parts in an amount equal to the Insured Value (the "Property Insurance"). Insofar as the relevant policies cover Parts delivered hereunder, the Consignor shall be named as additional insured and, until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Lenders (or the Agent for the benefit of the Lenders) shall be named as sole loss payee as their interests may appear, under the policy without imposing any obligation on the Consignor or the Lenders to pay the premiums thereof, and the insurer shall waive all rights of subrogation with respect to the Consignor and the Lenders.

             (ii) Comprehensive general liability insurance in an amount not less than $100,000,000 and products liability insurance in an amount not less than $500,000,000, in each case combined single limit bodily injury and property damage per occurrence/aggregate. The Consignor and, until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Lenders (or the Agent for the benefit of the Lenders) shall be named as additional insureds, under the policy without imposing any obligation on the Consignor or the Lenders to pay the premiums thereof. This policy will include broad-form contractual liability subject to the terms and conditions of the policy. This policy shall operate with respect to each additional insured as though a separate policy were issued to each, provided that such provisions shall not operate to increase the insurer's limit of liability.

             (iii) Workers Compensation and Employers Liability required by all applicable laws, regulations and statutes.

             (iv) Nothing in this Section 9 shall prohibit the Consignor, or until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Agent for the benefit of the Lenders, from obtaining (A) the insurance coverages of Sections 9(a) (i), (ii) and (iii) should the Consignee fail to do so, or (B) additional insurance in respect of any Parts consigned hereunder so long as such additional insurance shall in no manner invalidate any insurance maintained by the Consignee in accordance with the provisions of this Section 9.

         (b) Policies described in Sections 9(a)(i) and 9(a)(ii) shall be endorsed to include breach of warranty protection in favor of the Consignor and, until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Agent for the benefit of the Lenders, and said insurance shall be primary insurance over any such insurance carried by the Consignor or, until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Agent for the benefit of the Lenders.

         (c) The Consignee shall provide certificates of insurance from its independent insurance broker or underwriters to the Consignor and, until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Agent evidencing the coverages in this Section upon execution of this Agreement, upon any increase in coverage or amount of any insurance required by this Agreement, and upon policy renewal thereafter for the term of this Agreement. The certificate shall provide for a thirty (30) day notice to the Consignor and, until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, to the Agent for the benefit of the Lenders of cancellation or material change to the insurances required hereby.

         (d) Consignor shall be responsible for and shall reimburse Consignee for the cost of the Property Insurance allocable to the incremental costs incurred to insure the KAV Inventory to the extent in excess of the cost to Consignee to insure the Kellstrom Inventory generally. Consignee shall be responsible for and shall pay the costs of insurance provided at Section 9(a)(ii) and (iii). Any deductible for Property Insurance shall be the sole responsibility of the Consignor. Any deductibles required by the insurance described in Sections 9(a)(ii) and (iii) shall be the sole responsibility of the Consignee.

         (e) Within ten (10) Business Days of the discovery of an Event of Loss with respect to a Part, the Consignee shall give the Consignor and until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, the Agent for the benefit of the Lenders, written notice of such occurrence. Upon receipt by Consignee of any insurance proceeds or condemnation awards relating to any Event of

Loss, the Consignee shall pay the amount of such insurance proceeds or condemnation awards net of Reimbursable Expenses and Consignee Commission, to the Agent, or upon the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, to the Consignor, as appropriate, by wire transfer of immediately available funds to one or more bank accounts designated by the Consignor or the Agent, as applicable, by notices to the Consignee. Upon the occurrence of a Prohibited Relocation of any Part, the Consignee shall pay an amount equal to the Loss Value of such Part, net of Reimbursable Expenses and Consignee Commission, to the Agent, or upon payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder to the Consignor, as appropriate, by wire transfer of immediately available funds to one or more bank accounts designated by the Consignor or the Agent, as applicable, by notices to the Consignee. Such payments shall be treated identically to a payment by the Consignee to the Consignor of the Net Sales Price with respect to the Part suffering such Event of Loss, and accordingly such payment shall be allocated pursuant to Section 7(a) hereof. In the event that any insurance proceeds or condemnation awards on account of any Event of Loss with respect to any Part shall be paid directly to the Agent or the Consignor, then the Agent or the Consignor, as applicable, shall promptly remit to Consignee the Reimbursable Expenses and Consignee Commission with respect to such Part upon the submission of a request therefor accompanied by reasonable evidence thereof.

                                   SECTION 10

         Passage of Title Upon Sale; Warranties and Disclaimer by the Consignor; No Authority as to Warranties, Etc.

         (a) Title to each Part (and its related Records) will automatically pass from the Consignor to the Consignee, free and clear of all liens and encumbrances, upon shipment of such Part by such Consignee to the purchaser or exchange recipient thereof, as provided herein. Prior to shipment, title to each Part (and its related Records) shall remain in Consignor.

         (b) All Parts delivered to the Consignee hereunder are delivered by the Consignor AS-IS WHERE-IS WITH ALL FAULTS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE CONSIGNOR HAS NOT AND SHALL NOT BE DEEMED TO HAVE MADE AT ANY TIME (WHETHER BY VIRTUE OF HAVING ACQUIRED OR DELIVERED THE PARTS, OR HAVING TRANSFERRED TITLE TO ANY PART AS PROVIDED IN THIS SECTION 10 OR OTHERWISE OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE), AND THE CONSIGNOR HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE VALUE, AIRWORTHINESS, CONDITION, MANUFACTURE, DESIGN, OPERATION, MERCHANTABILITY, FREEDOM FROM CLAIMS OF INFRINGEMENT OR THE LIKE, OR FITNESS FOR USE FOR ANY PURPOSE OF THE PARTS, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE PARTS, THE ABSENCE THEREFROM OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR THE ACCURACY OR COMPLETENESS OF THE RECORDS OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED

WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE PARTS; AND THE CONSIGNEE HEREBY WAIVES, RELEASES, RENOUNCES AND DISCLAIMS EXPECTATION OF OR RELIANCE UPON ANY SUCH REPRESENTATION OR WARRANTY OR ANY OTHER REPRESENTATION AND WARRANTY WHATSOEVER.

         (c) Except as otherwise expressly set forth herein, (a) the Consignee shall not make or purport to make on behalf of the Consignor any representation or warranty of any nature whatsoever, express or implied, regarding any Part sold by the Consignee pursuant to this Agreement, and (b) the Consignee shall not assume or purport to assume on behalf of the Consignor any other obligation or liability in connection with any sale or return of any Part.

                                   SECTION 11

         Liens.

         (a) From time to time, the Consignor may secure any obligation with security interests, liens, assignments, and other encumbrances encumbering the Parts, any accessions thereto, and any interests therein or under this Agreement (including any proceeds payable hereunder), including, but not limited to liens securing obligations owed by the Consignor to the Lenders, and upon doing so, the Consignor will give the Consignee notice thereof; provided, however, that so long as no Event of Default has occurred, the holder of any such security interest, lien, assignment or other encumbrance will not have the right to interfere unreasonably with the rights of the Consignee under this Agreement, including (without limitation) the right to possess, sell, and exchange the Parts in accordance with this Agreement. Neither the Agent nor any Lender will assume, or be deemed to have assumed, any obligation of the Consignor hereunder, absent the Agent's or such Lender's express written assumption of such obligation. Upon the request of the Consignor, the Consignee will promptly take all actions reasonably requested by the Consignor with respect to effectuating, evidencing, or perfecting any such security interest, lien, assignment, or other encumbrance or as otherwise requested by Consignor with respect thereto, including (without limitation) by signing and delivering subordination agreements subordinating any right, title, or interest that the Consignee may have in such Parts; financing statements; estoppel certificates; consents; notices to persons having security interests in and other encumbrances on any property of (or in the possession of) the Consignee; terminations and disclaimers by secured creditors of the Consignee or other entrustors of the Consignee with respect to any rights, titles, and interests in, or encumbrances on, the Parts, and any proceeds therefrom; insurance policy endorsements and certificates; and other documents, in forms and of contents as are acceptable to the Consignors and the holders of such obligations.

         (b) The Consignee shall at all times keep all Parts subject to this Agreement free and clear of all liens, security interests or other encumbrances arising by or through the Consignee or with respect to any obligations that are to be paid or discharged by the Consignee pursuant to this Agreement, except any inchoate materialmen's, mechanics', repairmen's or other like liens arising in the ordinary course of business and for amounts the payment of which is not yet delinquent, provided that the Consignee removes any such lien not later than the date on which payment is due with respect to the underlying obligation that is the basis for the lien, unless the payment of such amounts are being contested in good faith, and further provided, that such liens do not involve a material danger of the sale, forfeiture or loss of any Part.

         (c) The Consignee shall give the Consignor thirty (30) days prior written notice of any proposed change in the location of its chief executive office (as such term is used in Article 9 of the Uniform Commercial Code).

         (d) To secure the Consignor's obligations hereunder, the Consignor hereby mortgages, pledges and assigns all of its right, title and interest in and to the KAV Inventory to Consignee, and grants to Consignee a continuing security interest in and a continuing lien upon all of its right, title and interest in and to the KAV Inventory. The security interest granted herein shall be subordinate and subject to the prior rights of the Agent and the Lenders party to the Loan Agreement.

                                   SECTION 12

         Indemnification.


         (a) The Consignee hereby agrees to indemnify, defend and hold harmless the Consignor, the Lenders, their officers, employees, agents and representatives (each a "Consignor Indemnitee") from and against any and all claims, damages, losses, liabilities, obligations, demands, actions, suits, judgments, causes of action (including without limitation, reasonable costs, legal fees and expenses) imposed on, incurred by, or asserted against any Consignor Indemnitee by any Person (including the Consignee), whether or not such Consignor Indemnitee shall also be indemnified by any Person other than the Consignee, arising out of or resulting from: (i) any breach of the representations and warranties made by Consignee in this Agreement, (ii) any breach of the covenants and agreements made by Consignee in this Agreement,
(iii) an Event of Default hereunder, or (iv) any liability for Sales Taxes (collectively "Indemnifiable Damages") (provided, however, that the Consignee shall have no obligations hereunder to a Consignor Indemnitee with respect to Indemnifiable Damages arising out of the gross negligence or willful misconduct of such Consignor Indemnitee). The Consignee's obligation to defend hereunder shall include third party claims or lawsuits against Consignor Indemnitees for losses, damages or liabilities to the extent, in whole or in part, alleged therein by the third party to be caused by acts or omissions of the Consignee (or any subcontractor thereof) for which Consignor Indemnitees would be indemnified hereunder assuming such allegations were true.

         (b) The Consignor hereby agrees to indemnify, defend and hold harmless the Consignee, its officers, employees, agents and representatives (each a "Consignee Indemnitee") from and against any and all claims, damages, losses, liabilities, obligations, demands, actions, suits, judgments, causes of action (including without limitation, reasonable costs, legal fees and expenses) imposed on, incurred by, or asserted against any Consignee Indemnitee by any Person (including the Consignor), whether or not such Consignee Indemnitee shall also be indemnified by any Person other than the Consignor, arising out of or resulting from (i) any breach of the representations and warranties made by Consignor in this Agreement, (ii) any breach of the covenants and agreements made by the Consignor in this Agreement, or (iii) any liability for Property Taxes (also, collectively "Indemnifiable Damages") (provided, however, that the Consignor shall have no obligations hereunder to a Consignee Indemnitee with respect to

Indemnifiable Damages arising out of the gross negligence or willful misconduct of such Consignee Indemnitee). The Consignor's obligation to defend hereunder shall include third party claims or lawsuits against Consignee Indemnitees for losses, damages or liabilities to the extent, in whole or in part, alleged therein by the third party to be caused by acts or omissions of the Consignor (or any subcontractor thereof) for which Consignee Indemnities would be indemnified hereunder assuming such allegations were true.

         (c) NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER THE CONSIGNEE NOR THE CONSIGNOR SHALL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHICH MAY RESULT FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

         (d) All the obligations of the Consignee and Consignor under this
Section 12 are expressly undertaken by the Consignee and Consignor for the benefit of, and shall be enforceable by, each of the Consignor Indemnitees and Consignee Indemnitees.

                                   SECTION 13

         Termination.

         (a) The term "Termination Event," wherever used herein, means any of the following events or conditions (whatever the reason for such Termination Event and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any governmental rule or government action):

             (i)     the occurrence of an Event of Default;


             (ii) the sale or other disposition by the Consignee of all Parts hereunder;

             (iii) the later of the fifth (5th) anniversary of the Effective Date or the date which (A) the Senior Credit Facility and (B) KAV Senior Subordinated Note - A and the KAV Senior Subordinated Note - B are paid in full and all commitments to extend credit thereunder have been terminated; or

             (iv) the payment of all principal amount of and interest accrued under the Loan Agreement shall have been accelerated following the occurrence of an Event of Default (as such term is defined in the Loan
                     Agreement).

         (b) Upon the occurrence of any Termination Event described in (a)(i) above, the Consignor shall have the right at any time upon written notice to the Consignee to terminate the Term. Upon the occurrence of any Termination Event described in (a)(ii) or (a)(iii) above, the Consignor and the Consignee shall each have the right at any time upon ninety (90) days prior written notice to the other to terminate the Term. Upon the occurrence of any Termination Event described in (a)(iv) above, the Agent shall have the right upon written notice to the Consignor and the Consignee to terminate the Term in accordance with the terms of the Loan Agreement. Until the payment in full of all amounts outstanding under the Loan Agreement and the termination of all commitments to extend credit thereunder, neither the Consignor nor the Consignee shall exercise its right to terminate the Term pursuant to this Section 13 unless and until the Agent shall have consented thereto in writing. The date on which the Term shall be terminated hereunder shall be referred to herein as the "Termination Date". On the Termination Date, the Term shall end and the provisions of Section 5(l) shall apply.

         (c) At any time that the Orderly Liquidation Value of the then remaining KAV Inventory is at or below 15% of the Orderly Liquidation Value of the KAV Inventory existing as of the Effective Date and (i) the Senior Credit Facility is paid in full and all commitments to extend credit thereunder have been terminated, or (ii) the proceeds from the purchase hereinafter described in this Section 13(c) shall equal or exceed all amounts outstanding under the Senior Credit Facility, Consignee shall have the right and the option to purchase the Parts then in the KAV Inventory, for a purchase price equal to 75% of the Fair Market Value of such Parts, as defined below, by delivery of written notice to Consignor. In the event Consignee elects to purchase the KAV Inventory, it shall deliver to Consignor written notice of such election, which notice shall advise Consignor of such election, and which shall specify a closing date and time, which closing shall occur no later than ninety (90) days after the date of such notice (unless more time is required by law). The closing shall be held at offices of Consignee's counsel or at any other location designated by the parties hereto. "Fair Market Value" of the KAV Inventory for purposes of this Section 13 shall be as mutually agreed by the parties. Failing such agreement, the parties shall mutually agree on a valuation expert, knowledgeable in the valuation of inventories similar to the KAV Inventory, to determine its Fair Market Value. If the parties cannot agree on a valuation expert, such expert shall be selected pursuant to the mutual agreement of the respective independent public accountants of the Consignee and Consignor. Such expert shall determine the Fair Market Value of the KAV Inventory assuming the orderly sale of the KAV Inventory over a two (2) year time period. No Consignee Commission shall be payable pursuant to a purchase pursuant to this Section 13(c).

         (d) The Agent shall be deemed to be an intended third-party beneficiary of this Section 13.

                                   SECTION 14

         Events of Default.


         (a) The term "Event of Default," wherever used herein, means any of the following events or conditions (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any governmental rule or governmental action):

             (i) The Consignee shall fail to make any payment not in dispute (any and all undisputed portions shall be timely paid) when due under this Agreement and such payment shall remain overdue for a period of three (3) Business Days after receipt of written notice from Consignor of such failure to pay;

             (ii) The Consignee shall fail to obtain or maintain in full force any insurance required under the provisions of Section 9 ten (10) days after receipt of written notice from Consignor;

             (iii) The failure by the Consignee to reasonably satisfy the Consignor's written objections to the manner in which the Consignee markets, offers, sells, leases and exchanges Parts pursuant to
             Section 2(d) and 4(b) which failure could reasonably be expected to have a material adverse effect upon Consignor and the Consignor giving the Consignee written notice of such failure and Consignor and Consignee being unable to resolve Consignor's objections within sixty (60) days, provided, however, that such cure period shall be extended if Consignee shall have made good faith efforts during such cure period to cure the default but shall not have completed the cure, provided that the Consignee is reasonably capable of completing such cure and continues to make good faith efforts to cure such default, but in no event shall such additional cure period extend for greater than thirty (30) days;

             (iv) The Consignee shall fail to perform or observe any other material covenant, condition or agreement to be performed or observed by it pursuant to or in connection with this Agreement (including, without limitation, the Consignee's obligation to provide the Reports and to maintain accurate and complete records for the Parts under Section 5(j) hereof) and such failure shall continue for a period of thirty (30) days after written notice and thereof is given by the Consignor to the Consignee, provided, however, that such cure period shall be extended if Consignee shall have made good faith efforts during such cure period to cure the default but shall not have completed the cure, provided that the Consignee is reasonably capable of completing such cure and continues to make good faith efforts to cure such default, but in no event shall such additional cure period extend for greater than thirty (30) days;

             (v) The Consignee shall make or permit any unauthorized assignment or transfer of this Agreement or any interest therein or intentionally use or permit the use of any Part for an illegal purpose;

             (vi) A petition against the Consignee shall be filed in a proceeding or case under the Federal bankruptcy laws or other Federal insolvency laws as now or hereafter constituted, or any other applicable Federal bankruptcy, insolvency or other similar law, or a case is commenced under any such Federal law to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Consignee or for all or substantially all of its property, or to wind-up or liquidate its affairs, and in any of such cases, such petition or case shall not be withdrawn or dismissed within sixty (60) days thereafter;

             (vii) Any judgment, decree or order for relief shall be entered by a court having jurisdiction in respect of the Consignee in an involuntary case under any applicable state bankruptcy, insolvency or other similar law, or appointing a sequestrator (or similar official) of the Consignee or for all or substantially all of its property, or ordering the winding-up or liquidation of its affairs and any such judgment, decree or order shall continue unstayed and in effect for a period of thirty (30) days after the entry thereof;

             (viii) The Consignee shall commence a voluntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency, corporate winding up or reorganization provisions or other similar law, or the Consignee shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Consignee or for all or substantially all of its property, or the Consignee shall make any assignment for the benefit of creditors; or

             (ix) The Consignee suspends all or a substantial portion of its operations related to the redistribution of aircraft parts and engine parts.

         (b) Upon the occurrence and continuance of any Event of Default, and without limiting the terms of Section 13, the Consignor may exercise any and all rights it may now or hereafter have under applicable law, whether existing at law or in equity, including, without limitation, the right to enter the premises of the Consignee, or any Designated Location or any other location where any Part may then be located, and repossess any such Part then subject to this Agreement and to proceed by appropriate court action to enforce the terms hereof and, subject to the provisions of Section 12 to recover damages for the breach hereof. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to the Consignor at law or in equity; and the exercise or beginning of exercise by the Consignor of any one or more such remedies shall not preclude the simultaneous or later exercise by the Consignor of any or all such other remedies. No express or implied waiver by the Consignor of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

                                   SECTION 15

         Agreed Upon Standard.

         (a) The Consignee shall in good faith use its commercially reasonable efforts to give the Parts the Consignee's equal priority in marketing, sales, leasing and exchanges, such that the Consignee, in each potential transaction, will sell, lease or exchange a Part, if available and appropriate for such transaction and taking into account any customer preference (which such preference may be evidenced by a notation on the applicable purchase order), on an equal basis with any other part in the Kellstrom Inventory or any other consignment inventories managed by the Consignee, subject to the requirements of any such consignment agreement in effect as of the Effective Date of this Agreement. Consignee further agrees that upon acquiring any parts that are Duplicate Parts during the term of this Agreement, such part may not be sold, leased or exchanged until the Parts that are the Duplicate Parts are sold (unless such Parts that are Duplicate Parts are unavailable for sale because such Parts are subject to a pending lease or exchange transaction), leased or exchanged. Should the Consignee sell a part that is acquired after the Effective Date that is also a Duplicate Part, then Consignee shall immediately purchase an equal Part from the KAV Inventory and remit to Consignor the higher of (i) the Consignee's Gross Sales Price for such Part sold by Consignee, or (ii) an amount equal to the Fair Market Value for such Part sold by Consignee, in each such case, less the applicable Consignee Commission.

         (b) The Consignee shall perform all of its obligations under this Agreement, including, without limitation, supervision of Consignee employees, Part overhauls and rebuilds (including speculative Part overhauls and rebuilds), inventory tracking and accountability, Part warehousing and storage (including by location); retention of property and liability insurance on Parts; extensions of credit for sales; application of rebates, discounts, returns, credits and allowances; shipping of sold Parts; and provision of marketing guidance, in the same manner (which shall, at a minimum, be a commercially reasonable manner) as the Consignee acts with respect to all other aircraft engines, aircraft parts and aircraft engine parts, components and other items of property from time to time in the Consignee's possession (whether as part of the Kellstrom Inventory, as consignment goods from another consignor or otherwise) such that, during any calendar quarter, there shall have been no pattern of discrimination (or, in the case of sales, leases and exchanges, any deviation from the Consignee's equal priority commitment) in which the Parts hereunder are (i) sold, leased or exchanged equally with similar parts in the Consignee's possession, (ii) sold, leased or exchanged for less consideration than similar parts in the Consignee's possession, (iii) repaired in a different manner, or at higher prices, than other parts in the Consignee's possession, or (iv) in any other manner treated less favorably than other parts in the Consignee's possession.

                                   SECTION 16

         Miscellaneous.


         (a) All indemnities, representations and warranties contained in this Agreement or any document, report, certificate or other instrument delivered pursuant hereto or in connection herewith, the obligations of the Consignee to dispose of the Parts upon termination to the extent provided herein and the obligations of the Consignor, Consignee and AVS set forth in Sections 5(l), 6, 7, 8, 11, 12 and 14, shall survive the expiration or termination of the Term and any cancellation or termination of this Agreement.

         (b) Each party shall promptly and duly execute and deliver such further documents and assurances and take such further action as the other party may from time to time reasonably request or deem proper or advisable in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of such party hereunder, including, without limitation, the execution and delivery of supplements or amendments hereto in recordable form and the recording or filing of counterparts hereof and of financing statements and continuation statements relating hereto, in accordance with the laws of any appropriate jurisdiction, and the obtaining or effecting of any governmental consents, licenses, authorizations, approvals, declarations, filings or registrations as may be necessary for the performance of any of the terms and conditions of this Agreement.

         (c) Except as otherwise specifically provided herein, all notices, reports and other communications hereunder must be in English and in writing and shall be deemed given if delivered personally, mailed by registered, certified mail (return receipt requested), or overnight courier or sent by facsimile to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

                  If to the Consignee:

                           Kellstrom Industries, Inc.
                           1100 International Parkway
                           Sunrise, Florida 33323
                           Attention:    President
                           Facsimile:    (954) 858-2449

                  If to the Consignor:

                           Kellstrom Industries, Inc.
                           1100 International Parkway
                           Sunrise, Florida 33323
                           Attention:    President
                           Facsimile:    (954) 858-2449


                  and to:

                           Aviation Sales Company
                           3601 Flamingo Road
                           Miramar, Florida 33027
                           Attention:    President
                           Facsimile:    (954) 538-6610

         (d) Each of the Consignor and the Consignee shall bear its own costs and expenses (including, without limitation, the fees and disbursements of its counsel) incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and (except as otherwise provided herein) the performance by it of all conditions, covenants or agreements to be performed by it hereunder.

         (e) Each of the Consignee and AVS acknowledges that while the Consignor is obligated to make certain payments hereunder on account of KAV Payables, the ability of the Consignor to make such payments is limited by certain covenants contained in the Loan Agreement.

         (f) This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements and understandings related to the subject matter hereof and thereof. This Agreement may not be modified or amended except by written instrument signed by each of the parties hereto. The Schedules to this Agreement form an integral part of this Agreement.

         (g) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF FLORIDA.

         (h) This Agreement will inure to the benefit of, and be binding upon, the respective successors and the permitted assigns of the parties hereto. Neither party may assign any right, title, or interest hereunder without the prior written consent of the other; provided, however, that notwithstanding anything to the contrary contained in this Agreement, (1) either party may assign any or all of its rights and privileges under this Agreement to its lenders (or any agent on behalf thereof) from time to time, without the consent of the other party, provided that any such assignee shall take such assignment subject to all of the terms, conditions and limitations set forth in the Agreement, and (2) Consignee may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Consignee, and upon such assignment, such subsidiary shall have full rights and obligations under this Agreement as if it were a party hereto. Such subsidiary shall be a third-party beneficiary with respect to all rights and remedies provided hereunder or otherwise provided at law or in equity. In the case of any assignment by Consignee, Consignee shall remain fully responsible and liable for all of its obligations hereunder.

         (i) This Agreement may be executed in any number of separate counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature on any counterpart hereto will be deemed an original for all purposes hereof.

         (j) The section numbering and headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

         (k) If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

         (l) The Consignor and the Consignee will comply with all applicable laws, rules and regulations with respect to the performance of their respective obligations hereunder.

         (m) The relationship between the Consignor and the Consignee is solely that of principal and agent. Except as specifically set forth herein, neither party will have the authority to enter into contracts on behalf of or to bind the other party in any respect.


                   [REST OF PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each party hereto has caused its duly authorized officer to execute and deliver this Agreement on its behalf as of the day and year first above written.

                                            CONSIGNEE:

                                            KELLSTROM INDUSTRIES, INC., a
                                            Delaware corporation


                                            By: /s/ Zivi R. Nedivi
                                               ---------------------------------
                                                Zivi R. Nedivi
                                                President




                                            CONSIGNOR:

                                            KAV INVENTORY, LLC, a Delaware
                                            limited liability company


                                            By: /s/ Zivi R. Nedivi
                                               ---------------------------------
                                                Zivi R. Nedivi, Manager


                                            By: /s/ Oscar Torres
                                               ---------------------------------
                                                Oscar Torres, Manager


                                            By: /s/ Michael C. Brant
                                               ---------------------------------
                                                Michael C. Brant, Manager


                                            By: /s/ Benito Quevedo
                                               ---------------------------------
                                                Benito Quevedo, Manager

                                     JOINDER

Aviation Sales Company hereby joins in the foregoing Consignment Agreement solely for purposes of agreeing to be bound by the provisions expressly applicable to it and agrees that its consent shall not be required for any amendment of the Consignment Agreement unless such amendment affects any provision expressly applicable to it.

                                       AVIATION SALES COMPANY, a
                                       Delaware corporation


                                       By: /s/ Dale Baker
                                          ---------------------------------
                                           Dale Baker
                                           Chairman and Chief Executive Officer